Exhibit 99.1

Contact:
Name:  Phil Lembo or John Gavin
Phone:  (781) 441-8338

For Immediate Release                                                                              July 22, 2004

NSTAR Reports Second Quarter Results for 2004

Boston, MA -- NSTAR (NYSE: NST) today reported net income of $37.5 million, or $0.71 and $0.70 per basic and diluted common share, respectively, for the second quarter of 2004, compared to $39.2 million, or $0.74 and $0.73 per basic and diluted share, respectively, for the same period in 2003.

Despite higher electric sales and revenues, earnings for the second quarter were lower than last year.  Factors that offset the positive impact of the higher electric revenues for the quarter included an increase in depreciation associated with electric system investments, an increase in property and other taxes, and a decline in firm gas sales reflecting milder weather during the period.

Electric sales increased by 5.6%, reflecting the abnormally mild weather conditions during the second quarter of 2003.  Cooling degree days for the second quarter of last year were approximately 45% below normal while cooling degree days for the second quarter of 2004 exceeded last year’s total by approximately 35%.

Chairman, President and Chief Executive Officer Thomas J. May said, “We continue to perform well financially, but just as important is our performance from an operational perspective.  In each of the last two years, we have attained very positive results regarding our service quality measures and our focus in 2004 is to continue this record of excellent operating performance.”  May added, we are continuing to pursue various licensing and siting approvals related to our proposed 345 KV transmission line and we expect to begin construction of this important project later this year.  This project will ultimately bring 1,800 megawatts into the heart of our service area and, in the process, dramatically enhance reliability.

Management maintains its previous guidance for earnings for the year 2004 at a range of $3.45 - $3.55 per diluted share.

- more -

Comparative unaudited results for the second quarter and twelve-month periods were as follows (a):

Financial Data (in thousands, except per share data)

Three months ended June 30:	2004	2003	% Change
Operating revenues	$649,787	$647,029	0.4%
Net income	$37,525	$39,154	(4.2)%
Earnings per share:
Basic	$0.71	$0.74	(4.1)%
Diluted	$0.70	$0.73	(4.1)%
Weighted average number of shares:
Basic	53,085	53,033	0.1%
Diluted	53,583	53,404	0.3%
Dividends declared per common share	$0.555	$0.54	2.8%

Twelve months ended June 30:	2004	2003(b)	% Change
Operating revenues	$2,961,445	$2,802,849	5.7%
Net income	$187,323	$203,695	(8.0)%
Earnings per share:
Basic	$3.53	$3.84	(8.1)%
Diluted	$3.50	$3.82	(8.4)%
Weighted average number of shares:
Basic	53,045	53,033	-
Diluted	53,469	53,321	0.3%
Dividends declared per common share	$2.205	$2.15	2.6%

(a) More detailed financial information is included in NSTAR’s Current Report on Form 8-K filed with the Securities and Exchange Commission on July 22, 2004.

(b) Results for the twelve-month period ended June 30, 2003 include a net tax benefit of $9.9 million, or $0.19 per basic share, that reflects the recognition of tax benefits of $19.6 million, or $0.37 per basic share, recorded in the fourth quarter of 2002, related to NSTAR’s investment in RCN Corporation (RCN) offset, in part, by an impairment charge of $9.7 million, or $0.18 per share, associated with the RCN investment.

Forward-Looking Statements

This earnings release contains management’s guidance which constitutes forward-looking statements within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934.  These statements are based on the current expectations, estimates or projections of management and are not guarantees of future performance.  Actual results could differ materially from these statements.

Examples of some important factors that could cause our actual results or outcomes to differ materially from those discussed in the forward-looking statements include, but are not limited to, the following: impact of continued cost control procedures on operating results; weather conditions; changes in tax laws, regulations and rates; financial market conditions; prices and availability of operating supplies; prevailing governmental policies and regulatory actions (including those of the Massachusetts Department of Telecommunications and Energy and Federal Energy Regulatory Commission) with respect to allowed rates of return, rate structure, continued recovery of regulatory assets, financings, purchased power, acquisition and disposition of assets, operation and construction of facilities, changes in tax laws and policies and changes in, and compliance with, environmental and safety laws and policies; new governmental regulations or changes to existing regulations that impose additional operating

- more -

requirements or liabilities; changes in specific hazardous waste site conditions and the specific cleanup technology; changes in available information and circumstances regarding legal issues and the resulting impact on our estimated litigation costs; future economic conditions in the regional and national markets; ability to maintain current credit ratings; and the impact of terrorist acts.

Any forward-looking statement speaks only as of the date of this earnings release and NSTAR undertakes no obligation to publicly update forward-looking statements.  Other factors in addition to those listed here could also adversely affect NSTAR.

Profile

NSTAR, headquartered in Boston, is an energy delivery company with revenues of approximately

$3 billion and assets of $6 billion that serves 1.4 million customers in Massachusetts, including approximately 1.1 million electric customers in 81 communities and 300,000 gas customers in 51 communities.  NSTAR also conducts non-utility, unregulated operations.  For more information, go to www.nstaronline.com.

- end -